                                 COOPER'S POND
                             6221 N DALE MABRY HWY
                                 TAMPA, FLORIDA

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 13, 2003

                                 PREPARED FOR:

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                       &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 9, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  COOPER'S POND
     6221 N DALE MABRY HWY
     TAMPA, HILLSBOROUGH COUNTY, FLORIDA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 463 units with a total of 304,342 square feet of rentable area. The improvements were built in 1980. The improvements are situated on 25.75 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 94% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
COOPER'S POND, TAMPA, FLORIDA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 13, 2003 is:

                                  ($14,500,000)

                                 Respectfully submitted,
                                 AMERICAN APPRAISAL ASSOCIATES, INC.

                                 -s- Alice MacQueen
July 9, 2003                     Alice MacQueen
#053272                          Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                   #RZ0002202

Report By:
Alice MacQueen

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
COOPER'S POND, TAMPA, FLORIDA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary.......................................................       4
Introduction............................................................       9
Area Analysis...........................................................      11
Market Analysis.........................................................      14
Site Analysis...........................................................      16
Improvement Analysis....................................................      16
Highest and Best Use....................................................      17

                                    VALUATION

Valuation Procedure.....................................................      18
Sales Comparison Approach...............................................      20
Income Capitalization Approach..........................................      26
Reconciliation and Conclusion...........................................      38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
COOPER'S POND, TAMPA, FLORIDA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     Cooper's Pond
LOCATION:                          6221 N Dale Mabry Hwy
                                   Tampa, Florida

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                Fee simple estate

DATE OF VALUE:                     May 13, 2003
DATE OF REPORT:                    July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

   Size:                           25.75 acres, or 1,121,670 square feet
   Assessor Parcel No.:            029223-0000
   Floodplain:                     Community Panel No. 120112-0195-C (See
                                   comments) Flood Zone X, an area outside the
                                   floodplain.
   Zoning:                         PD-H (Planned Development)

BUILDING:

   No. of Units:                   463 Units
   Total NRA:                      304,342 Square Feet
   Average Unit Size:              657 Square Feet
   Apartment Density:              18.0 units per acre
   Year Built:                     1980

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                              Market Rent
                        Square            -------------------     Monthly           Annual
    Unit Type            Feet             Per Unit     Per SF     Income            Income
--------------------------------------------------------------------------------------------
1A10 - 1Br/1Ba            600              $515        $0.86      $ 88,580        $1,062,960
1B10 - 1Br/1Ba            615              $530        $0.86      $ 10,600        $  127,200
1C10 - 1 Br/1Ba           726              $590        $0.81      $ 37,760        $  453,120
2A20 - 2 Br/2Ba           810              $650        $0.80      $ 57,200        $  686,400
2B20 - 2 Br/2Ba           886              $720        $0.81      $  5,040        $   60,480
2C20 - 2Br/2Ba            903              $775        $0.86      $ 24,800        $  297,600
EA10 - Efficiency         450              $450        $1.00      $ 36,000        $  432,000
                                                                  --------        ----------
                                                       Total      $259,980        $3,119,760
                                                                  ========        ==========

OCCUPANCY:                         94%
ECONOMIC LIFE:                     45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
COOPER'S POND, TAMPA, FLORIDA

EFFECTIVE AGE:                     23 Years
REMAINING ECONOMIC LIFE:           22 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

          [PICTURE]                                            [PICTURE]

OFFICE CLUBHOUSE - FRONT VIEW                       OFFICE CLUBHOUSE - REAR VIEW

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
COOPER'S POND, TAMPA, FLORIDA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

   As Vacant:                      Hold for future multi-family development
   As Improved:                    Continuation as its current use

METHOD OF VALUATION:               In this instance, the Sales Comparison and
                                   Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
COOPER'S POND, TAMPA, FLORIDA

PART TWO - ECONOMIC INDICATORS

                                                              Amount            $/Unit
                                                              ------            ------
INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION

Potential Rental Income                                    $ 3,119,760          $ 6,738
Effective Gross Income                                     $ 3,080,071          $ 6,652
Operating Expenses                                         $ 1,505,964          $ 3,253                48.9% of EGI
Net Operating Income:                                      $ 1,458,357          $ 3,150

Capitalization Rate                                        10.00%
DIRECT CAPITALIZATION VALUE                                $14,600,000 *        $31,533 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                             10 years
2002 Economic Vacancy                                      14%
Stabilized Vacancy & Collection Loss:                      15%
Lease-up / Stabilization Period                            N/A
Terminal Capitalization Rate                               11.00%
Discount Rate                                              13.00%
Selling Costs                                              2.00%
Growth Rates:
   Income                                                  2.50%
   Expenses:                                               3.00%
DISCOUNTED CASH FLOW VALUE                                 $13,600,000 *        $29,374 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                     $14,500,000          $31,317 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)                      $25,000 to $34,583
   Range of Sales $/Unit (Adjusted)                        $27,239 to $32,840
VALUE INDICATION - PRICE PER UNIT                          $13,900,000 *        $30,022 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales                      4.02 to 5.69
   Selected EGIM for Subject                               4.70
   Subject's Projected EGI                                 $3,080,071
EGIM ANALYSIS CONCLUSION                                   $14,500,000 *        $31,317 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                           $13,900,000 *        $30,022 / UNIT

RECONCILED SALES COMPARISON VALUE                          $13,900,000          $30,022 / UNIT

----------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
COOPER'S POND, TAMPA, FLORIDA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                                          $13,900,000
   NOI Per Unit                                            $13,900,000
   EGIM Multiplier                                         $14,500,000
INDICATED VALUE BY SALES COMPARISON                        $13,900,000        $30,022 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:                           $14,600,000
   Discounted Cash Flow Method:                            $13,600,000
INDICATED VALUE BY THE INCOME APPROACH                     $14,500,000        $31,317 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                       $14,500,000        $31,317 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
COOPER'S POND, TAMPA, FLORIDA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 6221 N Dale Mabry Hwy, Tampa, Hillsborough County, Florida. Tampa identifies it as 029223-0000.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Alice MacQueen on May 13, 2003. Alice MacQueen performed the research, valuation analysis and wrote the report. Alice MacQueen has extensive experience in appraising similar properties and meets the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 13, 2003. The date of the report is July 9, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION PAGE 10
COOPER'S POND, TAMPA, FLORIDA

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:                  6 to 12 months
   EXPOSURE PERIOD:                   6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Century Properties Fund
XVII. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
COOPER'S POND, TAMPA, FLORIDA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Tampa, Florida. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - I-275
West   - Anderson Road
South  - Dr. Martin Luther King Jr Blvd
North  - Busch Boulevard (Rt. 580)

MAJOR EMPLOYERS

Major employers in the subject's area include Hillsborough County School System, GTE Florida, Tampa International Airport, University of South Florida, City of Tampa, Publix, Tampa General Hospital, AT&T, Paradyne and Kash n' Karry Food Stores, Inc. As Florida's wealthiest market, Tampa Bay ranks 1st in effective buying income and 1st in retail sales. Housing is very affordable and household incomes are increasing. The cost of living is about 5% below the national average. Employment throughout the Bay Area is very diverse. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
COOPER'S POND, TAMPA, FLORIDA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                  AREA
                               --------------------------------------------
CATEGORY                       1-Mi. RADIUS    3-Mi. RADIUS    5-Mi. RADIUS        MSA
------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                  15,973          95,011         279,469       2,442,120
5-Year Population                   16,429          98,558         287,221       2,591,303
% Change CY-5Y                         2.9%            3.7%            2.8%            6.1%
Annual Change CY-5Y                    0.6%            0.7%            0.6%            1.2%

HOUSEHOLDS
Current Households                   6,042          39,430         113,376       1,029,700
5-Year Projected Households          6,141          40,743         116,943       1,095,882
% Change CY - 5Y                       1.6%            3.3%            3.1%            6.4%
Annual Change CY-5Y                    0.3%            0.7%            0.6%            1.3%

INCOME TRENDS
Median Household Income         $   29,292      $   31,369      $   32,460      $   35,241
Per Capita Income               $   15,615      $   17,971      $   19,429      $   22,508
Average Household Income        $   40,831      $   43,505      $   47,882      $   53,389

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                   AREA
                                 -----------------------------------------
CATEGORY                         1-Mi. RADIUS  3-Mi. RADIUS   5-Mi. RADIUS      MSA
-------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting              43.56%        41.74%        38.20%        24.86%
5-Year Projected % Renting           41.65%        41.25%        37.73%        24.59%

% of Households Owning               48.28%        49.10%        50.91%        60.90%
5-Year Projected % Owning            50.27%        49.82%        51.70%        61.88%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
COOPER'S POND, TAMPA, FLORIDA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Lambright Avenue, improved with retail commercial uses and vacant land South - Idlewild Avenue, improved with very small old single family homes, condos and apartments
East - Himes Avenue, single family homes transitions to commercial uses plus 7-11 convenience store
West - Dale Mabry Hwy, improved with auto dealerships, furniture stores and other major commercial uses

CONCLUSIONS

The subject is well located within the city of Tampa. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
COOPER'S POND, TAMPA, FLORIDA

                                 MARKET ANALYSIS

The subject property is located in the city of Tampa in Hillsborough County. The overall pace of development in the subject's market is more or less stable. There has been no new development in the subject's submarket during the past six months. Additionally, the new units that have been added to the area in recent years has been in the western section of the sub-market, to the west of Veteran's Expressway. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period      Region      Submarket
---------------------------------
3Q00         5.7%         5.4%t
1Q01         6.4%         7.2%t
3Q01         7.7%         5.9%
1Q02         9.1%         6.2%
3Q02         9.2%         7.2%

Source: Apartment Index Report, December 2002, by Carolinas Real Data

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has out performed the overall market. Although the vacancy rate increased to 7.4% toward year-end 2002, the subject's submarket continued to have one of the lowest rates reported in the Bay Area. This increase in vacancy is attributed to a drop in absorption (-86 units) leaving the area with a total annual negative 2002 absorption of -176 units.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

Period      Region      % Change     Submarket    % Change
----------------------------------------------------------
3Q00         $675            -          $682           -
1Q01         $689          2.1%         $692         1.5%
3Q01         $703          2.0%         $723         4.5%
1Q02         $725          3.1%         $714        -1.2%
3Q02         $726          0.1%         $715         0.1%

Source: Apartment Index Report, December 2002, by Carolinas Real Data

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
COOPER'S POND, TAMPA, FLORIDA

                             COMPETITIVE PROPERTIES

  No.           Property Name         Units             Ocpy.   Year Built   Proximity to subject
-------------------------------------------------------------------------------------------------
  R-1        Ralston Place             200               95%       1978       1-mile southwest
  R-2        Park Place                120               95%       1984       0.2-mile southwest
  R-3        Hidden Lake               267               98%       1986       1-mile north
  R-4        Courtney Cove             324               91%       1983       1.5-mile southwest
  R-5        Countrywood Apartments    536               97%       1978       3-mile north
Subject      Cooper's Pond             463               94%       1980

Average rent in the subject's submarket stands at $715 with rents increasing only $1.00 for existing units between May and November 2002. This is down considerably from the increases seen during 2000 and 2001. It is believed to be attributed primarily to the increase in new units added to the Tampa Bay area over recent years, coupled with low interest rates and an increased desire in homeownership. These factors have resulted in slower absorption, higher vacancies, and minimal rent increases throughout the Tampa Bay Area. This trend will likely continue until such time as supply and demand equalizes and the market stabilizes.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
COOPER'S POND, TAMPA, FLORIDA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

   Site Area                       25.75 acres, or 1,121,670 square feet
   Shape                           Irregular
   Topography                      Level
   Utilities                       All necessary utilities are available to the
                                   site.
   Soil Conditions                 Stable
   Easements Affecting Site        None other than typical utility easements
   Overall Site Appeal             Good
   Flood Zone:
     Community Panel               120112-0195-C, dated See comments
     Flood Zone                    Zone X
   Zoning                          PD-H, the subject improvements represent a
                                   legal conforming use of the site.

REAL ESTATE TAXES

                                            ASSESSED VALUE - 2002
                               ----------------------------------------------       TAX RATE /         PROPERTY
PARCEL NUMBER                     LAND            BUILDING            TOTAL         MILL RATE           TAXES
---------------------------------------------------------------------------------------------------------------
 029223-0000                   $2,778,000        $9,813,548        $12,591,548       0.01822           $229,371

IMPROVEMENT ANALYSIS

   Year Built                      1980
   Number of Units                 463
   Net Rentable Area               304,342 Square Feet
   Construction:
     Foundation                    Reinforced concrete slab
     Frame                         Heavy or light wood
     Exterior Walls                Wood or vinyl siding
     Roof                          Composition shingle over a wood truss
                                   structure
   Project Amenities               Amenities at the subject include a swimming
                                   pool, spa/jacuzzi, sand volleyball, tennis
                                   court, racquetball court, gym room, car wash,
                                   laundry room, freshwater lake, and parking
                                   area.
   Unit Amenities                  Individual unit amenities include a balcony,
                                   and washer dryer connection. Appliances
                                   available in each unit include a
                                   refrigerator, stove, dishwasher, water
                                   heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
COOPER'S POND, TAMPA, FLORIDA

Unit Mix:

                                                Unit Area
    Unit Type          Number of Units          (Sq. Ft.)
---------------------------------------------------------
1A10 - 1Br/1Ba              172                    600
1B10 - 1Br/1Ba               20                    615
1C10 - 1 Br/1Ba              64                    726
2A20 - 2 Br/2Ba              88                    810
2B20 - 2 Br/2Ba               7                    886
2C20 - 2Br/2Ba               32                    903
EA10 - Efficiency            80                    450

Overall Condition                   Average
Effective Age                       23 years
Economic Life                       45 years
Remaining Economic Life             22 years
Deferred Maintenance                None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1980 and consist of a 463-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
COOPER'S POND, TAMPA, FLORIDA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
COOPER'S POND, TAMPA, FLORIDA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
COOPER'S POND, TAMPA, FLORIDA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
COOPER'S POND, TAMPA, FLORIDA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                               COMPARABLE                    COMPARABLE
          DESCRIPTION                             SUBJECT                         I - 1                         I - 2
--------------------------------------------------------------------------------------------------------------------------------
  Property Name                     Cooper's Pond                    Country Crossing              Ashley Square
LOCATION:
  Address                           6221 N Dale Mabry Hwy            7903 Holly Lea Court          5606 Josephine Court
  City, State                       Tampa, Florida                   Tampa, FL                     Tampa, FL
  County                            Hillsborough                     Hillsborough                  Hillsborough
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            304,342                          204,335                       198,528
  Year Built                        1980                             1974                          1970
  Number of Units                   463                              232                           188
  Unit Mix:                                Type              Total    Type                  Total   Type                   Total
                                    1A10 - 1Br/1Ba            172    1Br/1BA                 128   1Br/1BA                   77
                                    1B10 - 1Br/1Ba             20    2Br/2BA                  74   2Br/2BA                   88
                                    1C10 - 1 Br/1Ba            64    3Br/2BA                  30   3Br/2BA                   23
                                    2A20 - 2 Br/2Ba            88
                                    2B20 - 2 Br/2Ba             7
                                    2C20 - 2Br/2Ba             32
                                    EA10 - Efficiency          80

  Average Unit Size (SF)            657                              881                           1,056
  Land Area (Acre)                  25.7500                          11.8800                       9.4100
  Density (Units/Acre)              18.0                             19.5                          20.0
  Parking Ratio (Spaces/Unit)       0.00                             Adequate                      Adequate
  Parking Type (Gr., Cov., etc.)    Garage, Open Covered             Open                          Open
CONDITION:                          Good                             Fair                          Average
APPEAL:                             Good                             Fair                          Average
AMENITIES:
  Pool/Spa                          Yes/Yes                          Yes/No                        Yes/No
  Gym Room                          Yes                              Yes                           Yes
  Laundry Room                      Yes                              Yes                           Yes
  Secured Parking                   No                               No                            No
  Sport Courts                      No                               No                            No
  Washer/Dryer Connection           Yes                              No                            No
  Other
  Other
OCCUPANCY:                          94%                              90%                           80%
TRANSACTION DATA:
  Sale Date                                                          July, 2002                    February, 2002
  Sale Price ($)                                                     $5,800,000                    $5,600,000
  Grantor                                                            TCI Country Crossing, Inc.    Davna Investments, Ltd
  Grantee                                                            Centurion Partners II, LLC    Ashley Square Realty Corp
  Sale Documentation                                                 Doc# 11829-0478               Doc# 11405-0982
  Verification                                                       CoStar Realty                 CoStar Realty
  Telephone Number
ESTIMATED PRO-FORMA:                                                  Total $      $/Unit   $/SF    Total $      $/Unit    $/SF
                                                                     ----------    ------   -----  ----------    ------    -----
  Potential Gross Income                                             $1,604,832    $6,917   $7.85  $1,558,560    $8,290    $7.85
  Vacancy/Credit Loss                                                $  160,483    $  692   $0.79  $  311,712    $1,658    $1.57
                                                                     ----------    ------   -----  ----------    ------    -----
  Effective Gross Income                                             $1,444,349    $6,226   $7.07  $1,246,848    $6,632    $6.28
  Operating Expenses                                                 $  893,200    $3,850   $4.37  $  718,724    $3,823    $3.62
                                                                     ----------    ------   -----  ----------    ------    -----
  Net Operating Income                                               $  551,149    $2,376   $2.70  $  528,124    $2,809    $2.66
                                                                     ----------    ------   -----  ----------    ------    -----
NOTES:                                                               Similar neighborhood.         Located off Dale Mabry,
                                                                     Overall fair to avg condition very near subject. Small
                                                                     but overall inferior to the   community w/limited land-
                                                                     subject                       scaping/curb appeal
  PRICE PER UNIT                                                                 $25,000                     $29,787
  PRICE PER SQUARE FOOT                                                          $ 28.38                     $ 28.21
  EXPENSE RATIO                                                                     61.8%                       57.6%
  EGIM                                                                              4.02                        4.49
  OVERALL CAP RATE                                                                  9.50%                       9.43%
  Cap Rate based on Pro Forma or Actual Income?                                   ACTUAL                      ACTUAL

                                                COMPARABLE                    COMPARABLE                     COMPARABLE
          DESCRIPTION                              I - 3                         I - 4                         I - 5
--------------------------------------------------------------------------------------------------------------------------------
  Property Name                       Falls of Tampa Bay            Horizon Park                   Swan Lake
LOCATION:
  Address                             4610 North Armenia Avenue     4900 N MacDill Avenue          3401 N. Lakeview Drive
  City, State                         Tampa, FL                     Tampa, FL                      Tampa, FL
  County                              Hillsborough                  Hillsborough                   Hillsborough
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)              165,600                       96,200                         165,000
  Year Built                          1984                          1976                           1982
  Number of Units                     240                           128                            244
  Unit Mix:                            Type                 Total     Type                  Total   Type                  Total
                                      1Br/1BA                132    1Br/1BA                   84   1Br/1BA
                                      2Br/2BA                108    2Br/2BA                   44   2Br/2BA
                                                                    3Br/2BA                        3Br/2BA

  Average Unit Size (SF)              690                           752                            676
  Land Area (Acre)                    5.0290                        5.1300                         14.0000
  Density (Units/Acre)                47.7                          25.0                           17.4
  Parking Ratio (Spaces/Unit)         Adequate                      Adequate                       Adequate
  Parking Type (Gr., Cov., etc.)      Open                          Open                           Open
CONDITION:                            Average                       Average                        Average
APPEAL:                               Average                       Average                        Average
AMENITIES:
  Pool/Spa                            Yes/No                        Yes/No                         Yes/No
  Gym Room                            Yes                           Yes                            Yes
  Laundry Room                        Yes                           Yes                            Yes
  Secured Parking                     No                            No                             No
  Sport Courts                        No                            No                             No
  Washer/Dryer Connection             No                            No                             No
  Other
  Other
OCCUPANCY:                            95%                           93%                            Unknown
TRANSACTION DATA:
  Sale Date                           December, 2001                June, 2000                     December, 2000
  Sale Price ($)                      $8,300,000                    $3,550,000                     $6,360,000
  Grantor                             ERP Operating, LP             Merecorp, Inc                  UNUM Life Insurance Company
  Grantee                             ADHI mantrha, LLC             Horizon Pointe Realty Corp     Swan Lake Investors, LLC
  Sale Documentation                  Doc# 11261-1133               Doc#10245-1621                 Doc#10534-0403
  Verification                        CoStar Realty                 CoStar Realty                  CoStar Realty/AAA
  Telephone Number
ESTIMATED PRO-FORMA:                     Total $   $/Unit    $/SF     Total $    $/Unit     $/SF    Total $     $/Unit    $/SF
                                       ----------  ------   ------   --------    ------     -----   -------     ------    -----
  Potential Gross Income               $1,781,856  $7,424   $10.76   $670,560    $5,239     $6.97     $0          $0      $0.00
  Vacancy/Credit Loss                  $   89,093  $  371   $ 0.54   $ 46,939    $  367     $0.49     $0          $0      $0.00
                                       ----------  ------   ------   --------    ------     -----     --          --      -----
  Effective Gross Income               $1,692,763  $7,053   $10.22   $623,621    $4,872     $6.48     $0          $0      $0.00
  Operating Expenses                   $  840,000  $3,500   $ 5.07   $280,000    $2,188     $2.91     $0          $0      $0.00
                                       ----------  ------   ------   --------    ------     -----     --          --      -----
  Net Operating Income                 $  852,763  $3,553   $ 5.15   $343,621    $2,685     $3.57     $0          $0      $0.00
NOTES:                                Good location/curb appeal.    Similar neighborhood.          Good location. Well-kept
                                      Higher density development    Property is being              property in superior
                                      with some covered parking.    totally renovated.             condition
                                      Fair condition                Now a gated community

  PRICE PER UNIT                                 $34,583                        $27,734                      $26,066
  PRICE PER SQUARE FOOT                          $ 50.12                        $ 36.90                      $ 38.55
  EXPENSE RATIO                                     49.6%                          44.9%                         N/A
  EGIM                                              4.90                           5.69                          N/A
  OVERALL CAP RATE                                 10.27%                          9.68%                        0.00%
  Cap Rate based on Pro Forma or Actual Income?  PRO FORMA                     ACTUAL                         UNKNOWN

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
COOPER'S POND, TAMPA, FLORIDA

                               IMPROVED SALES MAP

                                     [MAP]
IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $25,000 to $34,583 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $27,239 to $32,840 per unit with a mean or average adjusted price of $29,717 per unit. The median adjusted price is $30,433 per unit. Based on the following analysis, we have concluded to a value of $30,000 per unit, which results in an "as is" value of $13,900,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
COOPER'S POND, TAMPA, FLORIDA

SALES ADJUSTMENT GRID

                                                         COMPARABLE                COMPARABLE                 COMPARABLE
        DESCRIPTION                 SUBJECT                I - 1                     I - 2                       I - 3
-------------------------------------------------------------------------------------------------------------------------------
  Property Name                Cooper's Pond         Country Crossing          Ashley Square           Falls of Tampa Bay
  Address                      6221 N Dale Mabry     7903 Holly Lea            5606 Josephine          4610 North Armenia
                               Hwy                   Court                     Court                   Avenue
  City                         Tampa, Florida        Tampa, FL                 Tampa, FL               Tampa, FL
  Sale Date                                          July, 2002                February, 2002          December, 2001
  Sale Price ($)                                     $5,800,000                $5,600,000              $8,300,000
  Net Rentable Area (SF)       304,342               204,335                   198,528                 165,600
  Number of Units              463                   232                       188                     240
  Price Per Unit                                     $25,000                   $29,787                 $34,583
  Year Built                   1980                  1974                      1970                    1984
  Land Area (Acre)             25.7500               11.8800                   9.4100                  5.0290
VALUE ADJUSTMENTS                 DESCRIPTION           DESCRIPTION      ADJ.     DESCRIPTION    ADJ.     DESCRIPTION      ADJ.
  Property Rights Conveyed     Fee Simple Estate     Fee Simple Estate    0%   Fee Simple Estate  0%   Fee Simple Estate    0%
  Financing                                          Cash To Seller       0%   Cash To Seller     0%   Cash To Seller       0%
  Conditions of Sale                                 Arm's Length         0%   Arm's Length       0%   Arm's Length         0%
  Date of Sale (Time)                                07-2002              5%   02-2002            5%   12-2001             10%
VALUE AFTER TRANS. ADJUST.
  ($/UNIT)                                                    $26,250                 $31,277                 $38,042
  Location                                           Comparable           0%   Comparable         0%   Comparable           0%
  Number of Units              463                   232                 -5%   188               -5%   240                 -5%
  Quality / Appeal             Good                  Comparable           0%   Comparable         0%   Comparable           0%
  Age / Condition              1980                  1974 / Fair         10%   1970 / Average    10%   1984 / Average     -15%
  Occupancy at Sale            94%                   90%                  0%   80%                5%   95%                  0%
  Amenities                    Good                  Comparable           0%   Comparable         0%   Comparable           0%
  Average Unit Size (SF)       657                   881                  0%   1,056             -5%   690                  0%
PHYSICAL ADJUSTMENT                                                       5%                      5%                      -20%
FINAL ADJUSTED VALUE                                          $27,563                 $32,840                 $30,433
  ($/UNIT)

                                   COMPARABLE                     COMPARABLE
        DESCRIPTION                  I - 4                          I - 5
-----------------------------------------------------------------------------------
  Property Name                Horizon Park                Swan Lake

  Address                      4900 N MacDill              3401 N. Lakeview
                               Avenue                      Drive
  City                         Tampa, FL                   Tampa, FL
  Sale Date                    June, 2000                  December, 2000
  Sale Price ($)               $3,550,000                  $6,360,000
  Net Rentable Area (SF)       96,200                      165,000
  Number of Units              128                         244
  Price Per Unit               $27,734                     $26,066
  Year Built                   1976                        1982
  Land Area (Acre)             5.1300                      14.0000
VALUE ADJUSTMENTS               DESCRIPTION          ADJ.   DESCRIPTION        ADJ.
  Property Rights Conveyed     Fee Simple Estate      0%   Fee Simple Estate    0%
  Financing                    Cash To Seller         0%   Cash To Seller       0%
  Conditions of Sale           Arm's Length           0%   Arm's Length         0%
  Date of Sale (Time)          06-2000               10%   12-2000             10%
VALUE AFTER TRANS. ADJUST.
  ($/UNIT)                            $30,508                    $28,672
  Location                     Comparable             0%   Comparable           0%
  Number of Units              128                   -5%   244                 -5%
  Quality / Appeal             Comparable             0%   Comparable           0%
  Age / Condition              1976 / Average         5%   1982 / Average       0%
  Occupancy at Sale            93%                    0%   Unknown              0%
  Amenities                    Comparable             0%   Comparable           0%
  Average Unit Size (SF)       752                    0%   676                  0%
PHYSICAL ADJUSTMENT                                   0%                       -5%
FINAL ADJUSTED VALUE                  $30,508                    $27,239
  ($/UNIT)

SUMMARY

VALUE RANGE (PER UNIT)         $27,239          TO       $32,840
MEAN (PER UNIT)                $29,717
MEDIAN (PER UNIT)              $30,433
VALUE CONCLUSION (PER UNIT)    $30,000

VALUE INDICATED BY SALES COMPARISON APPROACH             $13,890,000
ROUNDED                                                  $13,900,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
COOPER'S POND, TAMPA, FLORIDA

                             NOI PER UNIT COMPARISON

                       SALE PRICE                              NOI/            SUBJECT NOI
COMPARABLE    NO. OF   -----------                           -------------------------------    ADJUSTMENT         INDICATED
    NO.       UNITS    PRICE/UNIT       OAR                  NOI/UNIT         SUBJ. NOI/UNIT      FACTOR           VALUE/UNIT
-----------------------------------------------------------------------------------------------------------------------------
   I-1         232     $5,800,000       9.50%                $551,149          $   1,458,357      1.326             $  33,147
                       $   25,000                            $  2,376          $       3,150
   I-2         188     $5,600,000       9.43%                $528,124          $   1,458,357      1.121             $  33,399
                       $   29,787                            $  2,809          $       3,150
   I-3         240     $8,300,000      10.27%                $852,763          $   1,458,357      0.886             $  30,657
                       $   34,583                            $  3,553          $       3,150
   I-4         128     $3,550,000       9.68%                $343,621          $   1,458,357      1.173             $  32,541
                       $   27,734                            $  2,685          $       3,150
   I-5         244     $6,360,000       0.00%                                  $   1,458,357
                       $   26,066                                              $       3,150

                                   PRICE/UNIT

  Low                    High           Average           Median
$30,657                $33,399          $32,436          $32,844

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                          $    30,000
Number of Units                                           463

Value Based on NOI Analysis                       $13,890,000
                                      Rounded     $13,900,000

The adjusted sales indicate a range of value between $30,657 and $33,399 per unit, with an average of $32,436 per unit. Based on the subject's competitive position within the improved sales, a value of $30,000 per unit is estimated. This indicates an "as is" market value of $13,900,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 25
COOPER'S POND, TAMPA, FLORIDA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                          SALE PRICE
COMPARABLE    NO. OF      ----------             EFFECTIVE            OPERATING                       SUBJECT
   NO.        UNITS       PRICE/UNIT            GROSS INCOME           EXPENSE            OER      PROJECTED OER    EGIM
------------------------------------------------------------------------------------------------------------------------
   I-1         232        $5,800,000            $ 1,444,349           $ 893,200           61.84%                    4.02
                          $   25,000

   I-2         188        $5,600,000            $ 1,246,848           $ 718,724           57.64%                    4.49
                          $   29,787

   I-3         240        $8,300,000            $ 1,692,763           $ 840,000           49.62%        48.89%      4.90
                          $   34,583

   I-4         128        $3,550,000            $   623,621           $ 280,000           44.90%                    5.69
                          $   27,734

   I-5         244        $6,360,000
                          $   26,066

                                      EGIM

Low            High        Average   Median
4.02           5.69         4.78      4.70

               VALUE ANALYSIS BASED ON EGIM's OF COMPARABLE SALES

Estimate EGIM                                          4.70
Subject EGI                                     $ 3,080,071

Value Based on EGIM Analysis                    $14,476,334

                                    Rounded     $14,500,000

                   Value Per Unit               $    31,317


There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 48.89% before reserves. The comparable sales indicate a range of expense ratios from 44.90% to 61.84%, while their EGIMs range from 4.02 to 5.69. Overall, we conclude to an EGIM of 4.70, which results in an "as is" value estimate in the EGIM Analysis of $14,500,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $13,900,000.

Price Per Unit                      $13,900,000
NOI Per Unit                        $13,900,000
EGIM Analysis                       $14,500,000

Sales Comparison Conclusion         $13,900,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
COOPER'S POND, TAMPA, FLORIDA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
COOPER'S POND, TAMPA, FLORIDA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                   Average
                    Unit Area               ---------------------
 Unit Type          (Sq. Ft.)               Per Unit       Per SF          %Occupied
------------------------------------------------------------------------------------
1A10 - 1Br/1Ba         600                  $   526        $ 0.88            97.5%
1B10 - 1Br/1Ba         615                  $   548        $ 0.89            97.1%
1C10 - 1 Br/1Ba        726                  $   609        $ 0.84            95.0%
2A20 - 2 Br/2Ba        810                  $   689        $ 0.85            81.3%
2B20 - 2 Br/2Ba        886                  $   759        $ 0.86            95.5%
2C20 - 2Br/2Ba         903                  $   786        $ 0.87            95.0%
EA10 - Efficiency      450                  $   461        $ 1.02            97.5%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
COOPER'S POND, TAMPA, FLORIDA

                                  RENT ANALYSIS

                                                                                 COMPARABLE RENTS
                                                                                 ----------------
                                                                 R-1          R-2        R-3        R-4        R-5
                                                               --------------------------------------------------------
                                                               Ralston                  Hidden    Courtney  Countrywood
                                                                Place      Park Place    Lake       Cove    Apartments
                                                               --------------------------------------------------------
                                                                                COMPARISON TO SUBJECT
                                            SUBJECT   SUBJECT  --------------------------------------------------------
                            SUBJECT UNIT    ACTUAL    ASKING    Slightly                            Slightly
       DESCRIPTION              TYPE         RENT      RENT     Superior    Superior    Superior    Superior  Superior
-----------------------------------------------------------------------------------------------------------------------

Monthly Rent              1A10 - 1Br/1Ba    $   526   $   534   $   505     $    609    $  539       $ 535      $ 480
Unit Area (SF)                                  600       600       600          626       650         600        600
Monthly Rent Per Sq. Ft.                    $  0.88   $  0.89   $  0.84     $   0.97    $ 0.83       $0.89      $0.80

Monthly Rent              1B10 - 1Br/1Ba    $   548   $   544   $   505     $    609    $  509       $ 550      $ 480
Unit Area (SF)                                  615       615       600          626       550         615        600
Monthly Rent Per Sq. Ft.                    $  0.89   $  0.88   $  0.84     $   0.97    $ 0.93       $0.89      $0.80

Monthly Rent              1C10 - 1 Br/1Ba   $   609   $   659                           $  559       $ 729      $ 680
Unit Area (SF)                                  726       726                              750         726        810
Monthly Rent Per Sq. Ft.                    $  0.84   $  0.91                           $ 0.75       $1.00      $0.84

Monthly Rent              2A20 - 2 Br/2Ba   $   689   $   697   $   670     $    645                 $ 660      $ 680
Unit Area (SF)                                  810       810       810          710                   810        810
Monthly Rent Per Sq. Ft.                    $  0.85   $  0.86   $  0.83     $   0.91                 $0.81      $0.84

Monthly Rent              2B20 - 2 Br/2Ba   $   759   $   779   $   670     $    775                 $ 760      $ 680
Unit Area (SF)                                  886       886       810          990                   885        810
Monthly Rent Per Sq. Ft.                    $  0.86   $  0.88   $  0.83     $   0.78                 $0.86      $0.84

Monthly Rent              2C20 - 2Br/2Ba    $   786   $   699               $    775    $  679       $ 700      $ 680
Unit Area (SF)                                  903       903                    990     1,002         903        810
Monthly Rent Per Sq. Ft.                    $  0.87   $  0.77               $   0.78    $ 0.68       $0.78      $0.84

Monthly Rent              EA10 -            $   461   $   469   $   502     $    585                 $ 470      $ 530
Unit Area (SF)            EFFICIENCY            450       450       450          570                   450        450
Monthly Rent Per Sq. Ft.                    $  1.02   $  1.04   $  1.12     $   1.03                 $1.04      $1.18

       DESCRIPTION            MIN     MAX      MEDIAN     AVERAGE
-----------------------------------------------------------------
Monthly Rent                 $ 480    $  609    $ 535      $ 534
Unit Area (SF)                 600       650      600        615
Monthly Rent Per Sq. Ft.     $0.80    $ 0.97    $0.84      $0.87

Monthly Rent                 $ 480    $  609    $ 509      $ 531
Unit Area (SF)                 550       626      600        598
Monthly Rent Per Sq. Ft.     $0.80    $ 0.97    $0.89      $0.89

Monthly Rent                 $ 559    $  729    $ 680      $ 656
Unit Area (SF)                 726       810      750        762
Monthly Rent Per Sq. Ft.     $0.75    $ 1.00    $0.84      $0.86

Monthly Rent                 $ 645    $  680    $ 665      $ 664
Unit Area (SF)                 710       810      810        785
Monthly Rent Per Sq. Ft.     $0.81    $ 0.91    $0.83      $0.85

Monthly Rent                 $ 670    $  775    $ 720      $ 721
Unit Area (SF)                 810       990      848        874
Monthly Rent Per Sq. Ft.     $0.78    $ 0.86    $0.83      $0.83

Monthly Rent                 $ 679    $  775    $ 690      $ 709
Unit Area (SF)                 810     1,002      947        926
Monthly Rent Per Sq. Ft.     $0.68    $ 0.84    $0.78      $0.77

Monthly Rent                 $ 470    $  585    $ 516      $ 522
Unit Area (SF)                 450       570      450        480
Monthly Rent Per Sq. Ft.     $1.03    $ 1.18    $1.08      $1.09

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                     Market Rent
                                      Unit Area   -----------------           Monthly             Annual
  Unit Type         Number of Units   (Sq. Ft.)   Per Unit   Per SF           Income              Income
----------------------------------------------------------------------------------------------------------
1A10 - 1Br/1Ba           172             600        $515      $0.86           $ 88,580           $1,062,960
1B10 - 1Br/1Ba            20             615        $530      $0.86           $ 10,600           $  127,200
1C10 - 1 Br/1Ba           64             726        $590      $0.81           $ 37,760           $  453,120
2A20 - 2 Br/2Ba           88             810        $650      $0.80           $ 57,200           $  686,400
2B20 - 2 Br/2Ba            7             886        $720      $0.81           $  5,040           $   60,480
2C20 - 2Br/2Ba            32             903        $775      $0.86           $ 24,800           $  297,600
EA10 - Efficiency         80             450        $450      $1.00           $ 36,000           $  432,000
                                                                              --------           ----------
                                                              Total           $259,980           $3,119,760

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
COOPER'S POND, TAMPA, FLORIDA

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
COOPER'S POND, TAMPA, FLORIDA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                FISCAL YEAR         2000        FISCAL YEAR          2001       FISCAL YEAR         2002
                                --------------------------      --------------------------      ---------------------------
                                           ACTUAL                          ACTUAL                         ACTUAL
                                --------------------------      --------------------------      ---------------------------
      DESCRIPTION                  TOTAL         PER UNIT         TOTAL          PER UNIT         TOTAL          PER UNIT
---------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                 $2,860,964      $    6,179      $2,957,495      $    6,388      $2,970,184       $    6,415

  Vacancy                       $   98,214      $      212      $  132,352      $      286      $  185,567       $      401
  Credit Loss/Concessions       $   62,958      $      136      $   42,976      $       93      $  221,594       $      479
                                -------------------------------------------------------------------------------------------
     Subtotal                   $  161,172      $      348      $  175,328      $      379      $  407,161       $      879

  Laundry Income                $   34,930      $       75      $   36,037      $       78      $   33,524       $       72
  Garage Revenue                $        0      $        0      $        0      $        0      $        0       $        0
  Other Misc. Revenue           $  257,860      $      557      $  241,898      $      522      $  390,189       $      843
                                -------------------------------------------------------------------------------------------
     Subtotal Other Income      $  292,790      $      632      $  277,935      $      600      $  423,713       $      915

                                -------------------------------------------------------------------------------------------
Effective Gross Income          $2,992,582      $    6,463      $3,060,102      $    6,609      $2,986,736       $    6,451

Operating Expenses
  Taxes                         $  195,807      $      423      $  230,976      $      499      $  225,052       $      486
  Insurance                     $   47,573      $      103      $  149,892      $      324      $  115,160       $      249
  Utilities                     $  180,868      $      391      $  170,941      $      369      $  199,178       $      430
  Repair & Maintenance          $   70,645      $      153      $   49,514      $      107      $   31,525       $       68
  Cleaning                      $   99,182      $      214      $  111,583      $      241      $  110,484       $      239
  Landscaping                   $  150,750      $      326      $  157,894      $      341      $  197,480       $      427
  Security                      $        0      $        0      $        0      $        0      $        0       $        0
  Marketing & Leasing           $   33,989      $       73      $   40,583      $       88      $   39,232       $       85
  General Administrative        $  375,879      $      812      $  386,722      $      835      $  315,932       $      682
  Management                    $  150,532      $      325      $  164,252      $      355      $  149,048       $      322
  Miscellaneous                 $        0      $        0      $        0      $        0      $        0       $        0

                                -------------------------------------------------------------------------------------------
Total Operating Expenses        $1,305,225      $    2,819      $1,462,357      $    3,158      $1,383,091       $    2,987

  Reserves                      $        0      $        0      $        0      $        0      $        0       $        0
                                -------------------------------------------------------------------------------------------
Net Income                      $1,687,357      $    3,644      $1,597,745      $    3,451      $1,603,645       $    3,464

                                    FISCAL YEAR          2003        ANNUALIZED          2003
                                    ---------------------------     ----------------------------
                                         MANAGEMENT BUDGET                   PROJECTION                        AAA PROJECTION
                                    ---------------------------     ----------------------------    --------------------------------
      DESCRIPTION                     TOTAL           PER UNIT         TOTAL         PER UNIT         TOTAL       PER UNIT      %
------------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                     $3,042,000      $    6,570      $3,013,812      $    6,509      $3,119,760   $    6,738   100.0%

  Vacancy                           $  136,440      $      295      $  283,688      $      613      $  280,778   $      606     9.0%
  Credit Loss/Concessions           $  186,600      $      403      $  279,112      $      603      $  187,186   $      404     6.0%
                                    -----------------------------------------------------------------------------------------------
     Subtotal                       $  323,040      $      698      $  562,800      $    1,216      $  467,964   $    1,011    15.0%

  Laundry Income                    $   57,600      $      124      $   23,060      $       50      $   34,725   $       75     1.1%
  Garage Revenue                    $        0      $        0      $        0      $        0      $        0   $        0     0.0%
  Other Misc. Revenue               $  315,600      $      682      $  400,856      $      866      $  393,550   $      850    12.6%
                                    -----------------------------------------------------------------------------------------------
     Subtotal Other Income          $  373,200      $      806      $  423,916      $      916      $  428,275   $      925    13.7%

                                    -----------------------------------------------------------------------------------------------
Effective Gross Income              $3,092,160      $    6,679      $2,874,928      $    6,209      $3,080,071   $    6,652   100.0%

Operating Expenses
  Taxes                             $  290,912      $      628      $  291,396      $      629      $  291,690   $      630     9.5%
  Insurance                         $  112,695      $      243      $  111,168      $      240      $  113,435   $      245     3.7%
  Utilities                         $  188,400      $      407      $  244,352      $      528      $  219,925   $      475     7.1%
  Repair & Maintenance              $   36,000      $       78      $   53,704      $      116      $   57,875   $      125     1.9%
  Cleaning                          $  114,000      $      246      $  113,652      $      245      $  113,435   $      245     3.7%
  Landscaping                       $  174,000      $      376      $  171,720      $      371      $  173,625   $      375     5.6%
  Security                          $        0      $        0      $        0      $        0      $        0   $        0     0.0%
  Marketing & Leasing               $   45,000      $       97      $   36,632      $       79      $   57,875   $      125     1.9%
  General Administrative            $  333,900      $      721      $  304,404      $      657      $  324,100   $      700    10.5%
  Management                        $  155,688      $      336      $  145,568      $      314      $  154,004   $      333     5.0%
  Miscellaneous                     $        0      $        0      $        0      $        0      $        0   $        0     0.0%

                                    -----------------------------------------------------------------------------------------------
Total Operating Expenses            $1,450,595      $    3,133      $1,472,596      $    3,181      $1,505,964   $    3,253    48.9%

  Reserves                          $        0      $        0      $        0      $        0      $  115,750   $      250     7.7%
                                    -----------------------------------------------------------------------------------------------
Net Income                          $1,641,565      $    3,545      $1,402,332      $    3,029      $1,458,357   $    3,150    47.3%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 15% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
COOPER'S POND, TAMPA, FLORIDA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                     CAPITALIZATION RATES
                                     --------------------
                          GOING-IN                         TERMINAL
                          --------                         --------
                  LOW                HIGH          LOW                 HIGH
---------------------------------------------------------------------------
RANGE            6.00%              10.00%        7.00%               10.00%
AVERAGE                   8.14%                            8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 32
COOPER'S POND, TAMPA, FLORIDA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.             SALE DATE        OCCUP.         PRICE/UNIT            OAR
--------------------------------------------------------------------------------
  I-1                   Jul-02          90%             $25,000            9.50%
  I-2                   Feb-02          80%             $29,787            9.43%
  I-3                   Dec-01          95%             $34,583           10.27%
  I-4                   Jun-00          93%             $27,734            9.68%
  I-5                   Dec-00         Unknown          $26,066             NA
                                                          High            10.27%
                                                          Low              9.43%
                                                        Average            9.72%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 11.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 13.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 13.00% indicates a value of $13,600,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 33
COOPER'S POND, TAMPA, FLORIDA

approximately 34% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
COOPER'S POND, TAMPA, FLORIDA

DISCOUNTED CASH FLOW ANALYSIS

                                  COOPER'S POND

               YEAR                        APR-2004         APR-2005       APR-2006         APR-2007         APR-2008    APR-2009
            FISCAL YEAR                       1                2              3                4                5            6
----------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                               $3,119,760       $3,197,754     $3,277,698       $3,359,640       $3,443,631  $3,529,722

  Vacancy                                 $  280,778       $  287,798     $  294,993       $  302,368       $  309,927  $  317,675
  Credit Loss                             $  187,186       $  191,865     $  196,662       $  201,578       $  206,618  $  211,783
  Concessions                             $        0       $        0     $        0       $        0       $        0  $        0
                                          ----------------------------------------------------------------------------------------
     Subtotal                             $  467,964       $  479,663     $  491,655       $  503,946       $  516,545  $  529,458

  Laundry Income                          $   34,725       $   35,593     $   36,483       $   37,395       $   38,330  $   39,288
  Garage Revenue                          $        0       $        0     $        0       $        0       $        0  $        0
  Other Misc. Revenue                     $  393,550       $  403,389     $  413,473       $  423,810       $  434,406  $  445,266
                                          ----------------------------------------------------------------------------------------
      Subtotal Other Income               $  428,275       $  438,982     $  449,956       $  461,205       $  472,735  $  484,554

                                          ----------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                    $3,080,071       $3,157,073     $3,236,000       $3,316,900       $3,399,822  $3,484,818

OPERATING EXPENSES:
  Taxes                                   $  291,690       $  300,441     $  309,454       $  318,738       $  328,300  $  338,149
  Insurance                               $  113,435       $  116,838     $  120,343       $  123,953       $  127,672  $  131,502
  Utilities                               $  219,925       $  226,523     $  233,318       $  240,318       $  247,528  $  254,953
  Repair & Maintenance                    $   57,875       $   59,611     $   61,400       $   63,242       $   65,139  $   67,093
  Cleaning                                $  113,435       $  116,838     $  120,343       $  123,953       $  127,672  $  131,502
  Landscaping                             $  173,625       $  178,834     $  184,199       $  189,725       $  195,416  $  201,279
  Security                                $        0       $        0     $        0       $        0       $        0  $        0
  Marketing & Leasing                     $   57,875       $   59,611     $   61,400       $   63,242       $   65,139  $   67,093
  General Administrative                  $  324,100       $  333,823     $  343,838       $  354,153       $  364,777  $  375,721
  Management                              $  154,004       $  157,854     $  161,800       $  165,845       $  169,991  $  174,241
  Miscellaneous                           $        0       $        0     $        0       $        0       $        0  $        0

                                          ----------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                  $1,505,964       $1,550,372     $1,596,094       $1,643,168       $1,691,634  $1,741,533

  Reserves                                $  115,750       $  119,223     $  122,799       $  126,483       $  130,278  $  134,186

                                          ----------------------------------------------------------------------------------------
NET OPERATING INCOME                      $1,458,357       $1,487,478     $1,517,106       $1,547,248       $1,577,910  $1,609,099

  Operating Expense Ratio (% of EGI)            48.9%            49.1%          49.3             49.5%            49.8        50.0%
  Operating Expense Per Unit              $    3,253       $    3,349     $    3,447       $    3,549       $    3,654  $    3,761

         YEAR                              APR-2010        APR-2011         APR-2012         APR-2013          APR-2014
      FISCAL YEAR                              7               8                9               10                11
------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                               $3,617,965       $3,708,414       $3,801,125       $3,896,153       $3,993,557

  Vacancy                                 $  325,617       $  333,757       $  342,101       $  350,654       $  359,420
  Credit Loss                             $  217,078       $  222,505       $  228,067       $  233,769       $  239,613
  Concessions                             $        0       $        0       $        0       $        0       $        0
                                          ------------------------------------------------------------------------------
     Subtotal                             $  542,695       $  556,262       $  570,169       $  584,423       $  599,033

  Laundry Income                          $   40,270       $   41,277       $   42,309       $   43,367       $   44,451
  Garage Revenue                          $        0       $        0       $        0       $        0       $        0
  Other Misc. Revenue                     $  456,397       $  467,807       $  479,502       $  491,490       $  503,777
                                          ------------------------------------------------------------------------------
      Subtotal Other Income               $  496,668       $  509,084       $  521,812       $  534,857       $  548,228

                                          ------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                    $3,571,938       $3,661,237       $3,752,767       $3,846,587       $3,942,751

OPERATING EXPENSES:
  Taxes                                   $  348,293       $  358,742       $  369,504       $  380,589       $  392,007
  Insurance                               $  135,447       $  139,511       $  143,696       $  148,007       $  152,447
  Utilities                               $  262,602       $  270,480       $  278,594       $  286,952       $  295,561
  Repair & Maintenance                    $   69,106       $   71,179       $   73,314       $   75,514       $   77,779
  Cleaning                                $  135,447       $  139,511       $  143,696       $  148,007       $  152,447
  Landscaping                             $  207,317       $  213,537       $  219,943       $  226,541       $  233,337
  Security                                $        0       $        0       $        0       $        0       $        0
  Marketing & Leasing                     $   69,106       $   71,179       $   73,314       $   75,514       $   77,779
  General Administrative                  $  386,992       $  398,602       $  410,560       $  422,877       $  435,563
  Management                              $  178,597       $  183,062       $  187,638       $  192,329       $  197,138
  Miscellaneous                           $        0       $        0       $        0       $        0       $        0
                                          ------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                  $1,792,908       $1,845,802       $1,900,261       $1,956,330       $2,014,059

  Reserves                                $  138,212       $  142,358       $  146,629       $  151,027       $  155,558

                                          ------------------------------------------------------------------------------
NET OPERATING INCOME                      $1,640,819       $1,673,077       $1,705,878       $1,739,229       $1,773,134

  Operating Expense Ratio (% of EGI)            50.2%            50.4%            50.6%            50.9%            51.1%
  Operating Expense Per Unit              $    3,872       $    3,987       $    4,104       $    4,225       $    4,350

Estimated Stabilized NOI      $   1,458,357     Sales Expense Rate        2.00%
Months to Stabilized                      1     Discount Rate            13.00%
Stabilized Occupancy                   91.0%    Terminal Cap Rate        11.00%

Gross Residual Sale Price     $16,119,402      Deferred Maintenance          $         0
  Less: Sales Expense         $   322,388      Add: Excess Land              $         0
                              -----------      Other Adjustments             $         0
Net Residual Sale Price       $15,797,014                                    -----------
PV of Reversion               $ 4,653,616      Value Indicated By "DCF"      $13,608,066
Add: NPV of NOI               $ 8,954,450
                              -----------                         Rounded    $13,600,000
PV Total                      $13,608,066

                          "DCF" VALUE SENSITIVITY TABLE

                                                                    DISCOUNT RATE
                                -----------------------------------------------------------------------------------------
     TOTAL VALUE                   12.50%            12.75%           13.00%                13.25%              13.50%
-------------------------------------------------------------------------------------------------------------------------
                 10.50%         $14,252,129       $14,038,669       $13,829,667           $13,625,013         $13,424,603
                 10.75%         $14,133,611       $13,922,752       $13,716,289           $13,514,114         $13,316,122
TERMINAL         11.00%         $14,020,480       $13,812,105       $13,608,066           $13,408,256         $13,212,573
CAP RATE         11.25%         $13,912,377       $13,706,375       $13,504,652           $13,307,103         $13,113,626
                 11.50%         $13,808,974       $13,605,243       $13,405,735           $13,210,347         $13,018,980

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
COOPER'S POND, TAMPA, FLORIDA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
COOPER'S POND, TAMPA, FLORIDA

                                  COOPER'S POND

                                                  TOTAL           PER Sq. Ft.      PER UNIT            % OF EGI
---------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                    $ 3,119,760       $     10.25      $     6,738

  Less: Vacancy & Collection Loss     15.00%   $   467,964       $      1.54      $     1,011

  Plus: Other Income
    Laundry Income                             $    34,725       $      0.11      $        75             1.13%
    Garage Revenue                             $         0       $      0.00      $         0             0.00%
    Other Misc. Revenue                        $   393,550       $      1.29      $       850            12.78%
                                               ---------------------------------------------------------------
     Subtotal Other Income                     $   428,275       $      1.41      $       925            13.90%

EFFECTIVE GROSS INCOME                         $ 3,080,071       $     10.12      $     6,652

OPERATING EXPENSES:
  Taxes                                        $   291,690       $      0.96      $       630             9.47%
  Insurance                                    $   113,435       $      0.37      $       245             3.68%
  Utilities                                    $   219,925       $      0.72      $       475             7.14%
  Repair & Maintenance                         $    57,875       $      0.19      $       125             1.88%
  Cleaning                                     $   113,435       $      0.37      $       245             3.68%
  Landscaping                                  $   173,625       $      0.57      $       375             5.64%
  Security                                     $         0       $      0.00      $         0             0.00%
  Marketing & Leasing                          $    57,875       $      0.19      $       125             1.88%
  General Administrative                       $   324,100       $      1.06      $       700            10.52%
  Management                           5.00%   $   154,004       $      0.51      $       333             5.00%
  Miscellaneous                                $         0       $      0.00      $         0             0.00%

TOTAL OPERATING EXPENSES                       $ 1,505,964       $      4.95      $     3,253            48.89%

  Reserves                                     $   115,750       $      0.38      $       250             3.76%

                                               ---------------------------------------------------------------
NET OPERATING INCOME                           $ 1,458,357       $      4.79      $     3,150            47.35%

  "GOING IN" CAPITALIZATION RATE                     10.00%

  VALUE INDICATION                             $14,583,575       $     47.92      $    31,498

  "AS IS" VALUE INDICATION

    (DIRECT CAPITALIZATION APPROACH)           $14,583,575

         ROUNDED                               $14,600,000       $     47.97      $    31,533

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
COOPER'S POND, TAMPA, FLORIDA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE                    VALUE                   ROUNDED              $/UNIT               $/SF
---------------------------------------------------------------------------------------------------
  9.25%                  $15,766,026             $15,800,000             $34,125             $51.92
  9.50%                  $15,351,131             $15,400,000             $33,261             $50.60
  9.75%                  $14,957,512             $15,000,000             $32,397             $49.29
 10.00%                  $14,583,575             $14,600,000             $31,533             $47.97
 10.25%                  $14,227,878             $14,200,000             $30,670             $46.66
 10.50%                  $13,889,119             $13,900,000             $30,022             $45.67
 10.75%                  $13,566,116             $13,600,000             $29,374             $44.69

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $14,600,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis      $13,600,000
Direct Capitalization Method       $14,600,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $14,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
COOPER'S POND, TAMPA, FLORIDA

                         RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                      Not Utilized
Sales Comparison Approach          $13,900,000
Income Approach                    $14,500,000
Reconciled Value                   $14,500,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 13, 2003 the market value of the fee simple estate in the property is:

                                   $14,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
COOPER'S POND, TAMPA, FLORIDA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COOPER'S POND, TAMPA, FLORIDA

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COOPER'S POND, TAMPA, FLORIDA

                              SUBJECT PHOTOGRAPHS

       [PICTURE]                                             [PICTURE]

OFFICE CLUBHOUSE - FRONT VIEW                     OFFICE CLUBHOUSE - REAR VIEW

       [PICTURE]                                             [PICTURE]

CLUBHOUSE - INTERIOR VIEW OF CLUBROOM                   CLUBHOUSE POOL AREA

       [PICTURE]                                             [PICTURE]

TYPICAL APARTMENT BUILDING- FRONT ANGLE VIEW         TYPICAL APARTMENT BUILDING
                                                       - REAR ANGLE VIEW

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
COOPER'S POND, TAMPA, FLORIDA

                              SUBJECT PHOTOGRAPHS

       [PICTURE]                                           [PICTURE]

INTERIOR VIEW - MODEL APARTMENT                  INTERIOR VIEW - MODEL APARTMENT

       [PICTURE]                                             [PICTURE]

2ND CLUBHOUSE - EXTERIOR VIEW                             2ND POOL VIEW

       [PICTURE]                                             [PICTURE]

LANDSCAPING VIEW (REAR OF 2ND CLUBHOUSE)                TYPICAL WATER VIEWS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COOPER'S POND, TAMPA, FLORIDA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COOPER'S POND, TAMPA, FLORIDA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1          COMPARABLE I-2           COMPARABLE I-3
  COUNTRY CROSSING         ASHLEY SQUARE           FALLS OF TAMPA BAY
7903 Holly Lea Court    5606 Josephine Court   4610 North Armenia Avenue
      Tampa, FL              Tampa, FL                 Tampa, FL

      [PICTURE]              [PICTURE]                 [PICTURE]

   COMPARABLE I-4          COMPARABLE I-5
    HORIZON PARK             SWAN LAKE
4900 N MacDill Avenue  3401 N. Lakeview Drive
      Tampa, FL              Tampa, FL

      [PICTURE]              [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COOPER'S POND, TAMPA, FLORIDA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                  COMPARABLE
         DESCRIPTION                                 SUBJECT                                        R - 1
---------------------------------------------------------------------------------------------------------------------------
  Property Name                   Cooper's Pond                                   Ralston Place
  Management Company              Aimco                                           Aimco
LOCATION:
  Address                         6221 N Dale Mabry Hwy                           2803 W Sligh Avenue
  City, State                     Tampa, Florida                                  Tampa, FL
  County                          Hillsborough                                    Hillsborough
  Proximity to Subject                                                            1-mile southwest
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          304,342                                         121,200
  Year Built                      1980                                            1978
  Effective Age                   23                                              25
  Building Structure Type         Wood/Stucco                                     Wood
  Parking Type (Gr., Cov., etc.)  Open                                            Open
  Number of Units                 463                                             200
  Unit Mix:                                Type            Unit  Qty.   Mo. Rent       Type             Unit   Qty.    Mo.
                                   1 1A10 - 1Br/1Ba        600   172      $526     1 1Br/1Ba            600    112    $505
                                   2 1B10 - 1Br/1Ba        615    20      $548     2 1Br/1Ba            600    112    $505
                                   3 1C10 - 1 Br/1Ba       726    64      $609     4 2 Br/2Ba           810     40    $670
                                   4 2A20 - 2 Br/2Ba       810    88      $689     5 2 Br/2Ba           810     40    $670
                                   5 2B20 - 2 Br/2Ba       886     7      $759     7 1Br/1Ba-Studio     450     48    $502
                                   6 2C20 - 2Br/2Ba        903    32      $786
                                   7 EA10 - Efficiency     450    80      $461
  Average Unit Size (SF)          657                                             627
  Unit Breakdown:                    Efficiency            2-Bedroom                 Efficiency          2-Bedroom
                                     1-Bedroom             3-Bedroom                 1-Bedroom           3-Bedroom
CONDITION:                                                                        Average
APPEAL:                                                                           Average
AMENITIES:
  Unit Amenities                      Attach. Garage             Vaulted Ceiling       Attach. Garage       Vaulted Ceiling
                                    X Balcony                    W/D Connect.        X Balcony           X  W/D Connect.
                                      Fireplace                  Other                 Fireplace            Other
                                      Cable TV Ready                                   Cable TV Ready
  Project Amenities                 X Swimming Pool                                  X Swimming Pool
                                    X Spa/Jacuzzi           X    Car Wash              Spa/Jacuzzi       X  Car Wash
                                      Basketball Court           BBQ Equipment         Basketball Court     BBQ Equipment
                                      Volleyball Court           Theater Room          Volleyball Court     Theater Room
                                    X Sand Volley Ball           Meeting Hall          Sand Volley Ball     Meeting Hall
                                    X Tennis Court               Secured Parking       Tennis Court         Secured Parking
                                    X Racquet Ball          X    Laundry Room          Racquet Ball      X  Laundry Room
                                      Jogging Track              Business Office       Jogging Track        Business Office
                                    X Gym Room              X    Freshwater Lake     X Gym Room          X  Freshwater Lake

OCCUPANCY:                        94%                                             95%
LEASING DATA:
  Available Leasing Terms         6 to 12 months                                  6 to 12 months
  Concessions
  Pet Deposit                                                                     Yes
  Utilities Paid by Tenant:         X Electric              X    Natural Gas         X Electric          X  Natural Gas
                                      Water                      Trash                 Water                Trash
  Confirmation                    Manager                                         Leasing Agent
  Telephone Number                813-933-2449                                    813-933-2449
NOTES:                                                                            Nearby property also managed by Aimco.

                                                                                  Rents shown are base rate for unit type.
                                                                                  Add up to $50/month to each unit type for
                                                                                  premiums

  COMPARISON TO SUBJECT:                                                          Slightly Superior

                                                    COMPARABLE                                    COMPARABLE
         DESCRIPTION                                  R - 2                                         R - 3
------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Park Place                                     Hidden Lake
  Management Company              NPV Realty                                     AIMCO
LOCATION:
  Address                         3132 W Lambright Street                        2701 West Waters Avenue
  City, State                     Tampa, FL                                      Tampa, FL
  County                          Hillsborough                                   Hillsborough
  Proximity to Subject            0.2-mile southwest                             1-mile north
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          89,640                                         199,983
  Year Built                      1984                                           1986
  Effective Age                   19                                             16
  Building Structure Type         Wood/stucco/brick                              Wood/stucco/brick
  Parking Type (Gr., Cov., etc.)  Open                                           Open
  Number of Units                 120                                            267
  Unit Mix:                              Type              Unit   Qty.      Mo.         Type           Unit    Qty.       Mo.
                                   1 1 Br/1Ba               710    32      $645   1 1 Br/1Ba             650    64        $539
                                   1 1Br/1Ba - Studio       570    48      $585   2 1Br/1Ba - Studio     550    64        $509
                                   2 1Br/1Ba - Studio       570    48      $585   6 2 Br/2Ba           1,000    72        $679
                                   2 1 Br/1Ba               710    32      $645   6 2 Br/2Ba           1,050     3        $679
                                   5 2 Br/2Ba               990    40      $775   3 1 Br/1Ba             750    64        $559
                                   6 2 Br/2Ba               990    40      $775
                                   7 1Br/1Ba - Studio       570    48      $585
                                   4 1 Br/1Ba               710    32      $645
  Average Unit Size (SF)          717                                            749
  Unit Breakdown:                    Efficiency             2-Bedroom               Efficiency           2-Bedroom
                                     1-Bedroom              3-Bedroom               1-Bedroom            3-Bedroom
CONDITION:                        Slightly Superior                              Slightly Superior
APPEAL:                           Good                                           Slightly Superior
AMENITIES:
  Unit Amenities                       Attach. Garage          Vaulted Ceiling       Attach. Garage            Vaulted Ceiling
                                     X Balcony              X  W/D Connect.        X Balcony                   W/D Connect.
                                       Fireplace            X  Other               X Fireplace           X     Other
                                       Cable TV Ready        WD in all units         Cable TV Ready          Screened Patios
  Project Amenities                  X Swimming Pool                               X Swimming Pool
                                       Spa/Jacuzzi             Car Wash              Spa/Jacuzzi               Car Wash
                                       Basketball Court        BBQ Equipment         Basketball Court          BBQ Equipment
                                       Volleyball Court        Theater Room          Volleyball Court          Theater Room
                                       Sand Volley Ball        Meeting Hall          Sand Volley Ball          Meeting Hall
                                       Tennis Court         X  Secured Parking       Tennis Court        X     Secured Parking
                                       Racquet Ball         X  Laundry Room          Racquet Ball        X     Laundry Room
                                       Jogging Track           Business Office       Jogging Track             Business Office
                                     X Gym Room             X  Freshwater Lake       Gym Room            X     Freshwater Lake
OCCUPANCY:                        95%                                            98%
LEASING DATA:
  Available Leasing Terms         6 to 13 months                                 6 to 12 months
  Concessions                     1st & last mo free on 13 month lease           $99 move-in special
  Pet Deposit                     Yes                                            Yes
  Utilities Paid by Tenant:          X Electric             X  Natural Gas         X Electric            X     Natural Gas
                                       Water                   Trash                 Water                     Trash
  Confirmation                    Leasing Agent                                  Leasing Agent
  Telephone Number                813-935-8953                                   813-932-9533
NOTES:                            Similar in terms of location. Superior in      Very similar property in terms of  location.
                                  terms of age and construction, gated           Located off Waters Avenue, between Habana
                                  community, and washer dryers in all units.     and Amenia.
                                                                                 Overall average condition but superior to
                                                                                 subject in terms of age and appeal
                                  Rents shown are base rate for unit type. Add   Rents shown are base rate for unit type. Add
                                  up to $50/month to each unit type for          up to $50/month to each unit type for
                                  premiums                                       premiums

  COMPARISON TO SUBJECT:          Superior                                       Superior

                                                     COMPARABLE                                       COMPARABLE
         DESCRIPTION                                   R - 4                                            R - 5
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Courtney Cove                                      Countrywood Apartments
  Management Company              GMH Associates                                     JMG Realty
LOCATION:
  Address                         5510 Himes Avenue                                  12101 Dale Mabry Hwy
  City, State                     Tampa, FL                                          Tampa, FL
  County                          Hillsborough                                       Hillsborough
  Proximity to Subject            1.5-mile southwest                                 3-mile north
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          224,856                                            336,608
  Year Built                      1983                                               1978
  Effective Age                   20                                                 25
  Building Structure Type         Wood/stucco                                        Wood/stucco
  Parking Type (Gr., Cov., etc.)  Open                                               Open
  Number of Units                 324                                                536
  Unit Mix:                                  Type           Unit    Qty.       Mo.          Type              Unit  Qty.       Mo.
                                   1   1 Br/1Ba             600     107        $535   1 1 Br/1Ba              600   112        $480
                                   7   1Br/1Ba - Studio     450      32        $470   7 1Br/1Ba - Studio      450   272        $530
                                   4   2 Br/2Ba             810      96        $660   4 2 Br/2Ba              810   152        $680
                                   2   1 Br/1Ba             615      21        $550   2 1 Br/1Ba              600   112        $480
                                   3   1 Br/1Ba             726      32        $729   3 2 Br/2Ba              810   152        $680
                                   5   2 Br/2Ba             885       4        $760   5 2 Br/2Ba              810   152        $680
                                   6   2 Br/2Ba             903      32        $700   6 2 Br/2Ba              810   152        $680
  Average Unit Size (SF)          694                                                 679
  Unit Breakdown:                      Efficiency           2-Bedroom                   Efficiency            2-Bedroom
                                       1-Bedroom            3-Bedroom                   1-Bedroom             3-Bedroom
CONDITION:                        Average                                            Average
APPEAL:                           Average                                            Average
AMENITIES:
  Unit Amenities                      Attach. Garage                Vaulted Ceiling       Attach. Garage            Vaulted Ceiling
                                    X Balcony                       W/D Connect.        X Balcony                   W/D Connect.
                                      Fireplace                     Other                 Fireplace                 Other
                                      Cable TV Ready                                      Cable TV Ready
  Project Amenities                 X Swimming Pool                                     X Swimming Pool
                                      Spa/Jacuzzi                   Car Wash              Spa/Jacuzzi               Car Wash
                                      Basketball Court              BBQ Equipment         Basketball Court          BBQ Equipment
                                      Volleyball Court              Theater Room          Volleyball Court          Theater Room
                                      Sand Volley Ball              Meeting Hall          Sand Volley Ball          Meeting Hall
                                      Tennis Court           X      Secured Parking     X Tennis Court              Secured Parking
                                      Racquet Ball           X      Laundry Room          Racquet Ball         X    Laundry Room
                                      Jogging Track                 Business Office       Jogging Track             Business Office
                                    X Gym Room               X      Freshwater Lake     X Gym Room                  Freshwater Lake
OCCUPANCY:                        91%                                                97%
LEASING DATA:
  Available Leasing Terms         6 to 12 months                                     6 to 12 months
  Concessions                     $99 move-in special plus 1st month free            $600 off on 12 month lease for 1 BR unit
  Pet Deposit                     Yes                                                Yes
  Utilities Paid by Tenant:         X  Electric              X      Natural Gas         X Electric             X    Natural Gas
                                       Water                        Trash                 Water                     Trash
  Confirmation                    Leasing Agent                                      Leasing Agent
  Telephone Number                813-879-1251                                       813-961-7932
NOTES:                            Very similar to subject property but considered    Good location off Dale Mabry, near the subject
                                  to be in superior condition. Parking lot           property. Superior in terms of location and
                                  recently resurfaced and buildings are freshly      visibility, overall curb appeal
                                  painted.

                                  Rents shown are base rate for unit type. Add up    Rents shown are base rate for unit type. Add
                                  to $50/month to each unit type for premiums        up to $50/month to each unit type for premiums

  COMPARISON TO SUBJECT:          Slightly Superior                                  Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
COOPER'S POND, TAMPA, FLORIDA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

  COMPARABLE R-1           COMPARABLE R-2             COMPARABLE R-3
   RALSTON PLACE             PARK PLACE                HIDDEN LAKE
2803 W Sligh Avenue    3132 W Lambright Street    2701 West Waters Avenue
     Tampa, FL                Tampa.FL                  Tampa, FL

     [PICTURE]                [PICTURE]                 [PICTURE]

  COMPARABLE R-4            COMPARABLE R-5
   COURTNEY COVE        COUNTRYWOOD APARTMENTS
 5510 Himes Avenue       12101 Dale Mabry Hwy
     Tampa, FL                Tampa, FL

     [PICTURE]                [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COOPER'S POND, TAMPA, FLORIDA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COOPER'S POND, TAMPA, FLORIDA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COOPER'S POND, TAMPA, FLORIDA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
COOPER'S POND, TAMPA, FLORIDA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT D
COOPER'S POND, TAMPA, FLORIDA

                                   EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief

         The statements of fact contained in this report are true and correct.

         The report analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the impartial and unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc., and I personally have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         The engagement of American Appraisal Associates, Inc., and myself personally in this assignment and compensation for American Appraisal Associates, Inc., are not contingent on the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice and the Principles of Appraisal Practice and Code of Ethics of the American Society of Appraisers.

         I have made an inspection of the real property that is the subject of this report.

         No one has provided me with significant real property appraisal assistance.

                                             -s- Alice MacQueen
                                             -------------------
                                                 Alice MacQueen
                                         Vice President, Real Estate Group
                                 Florida Certified General Real Estate Appraiser
                                                    #RZ0002202

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COOPER'S POND, TAMPA, FLORIDA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COOPER'S POND, TAMPA, FLORIDA

                                 ALICE MACQUEEN
                 VICE PRESIDENT AND PRINCIPAL, REAL ESTATE GROUP

POSITION Alice MacQueen serves as a Vice President and Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

   Valuation             Ms. MacQueen specializes in the appraisal of investment
                         real estate and is annually involved in the valuation of several billion dollars of real property. The purposes of these valuations include allocation of purchase price, charitable donation, financing, purchase, sale, and syndication. She has also been involved in land planning analyses for major mixed-use developments.

                         She has appraised various types of real estate including congregate care facilities, industrial properties, manufacturing facilities, office buildings, recreational subdivisions and planned unit developments, single- and multifamily residential properties, and shopping centers. Special-purpose properties she has appraised include campgrounds, churches, country clubs, golf courses, historic landmarks, proprietary cemeteries, and schools.

                         In addition to market value opinions, Ms. MacQueen has provided feasibility and highest and best use studies. She has also been involved in several research projects, providing background studies involving major property tax appeal cases. These studies included the impact of inflation, rate of return considerations, sales-assessment ratio analyses, and the applicability of income capitalization to commercial and industrial properties.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
COOPER'S POND, TAMPA, FLORIDA

                        Ms. MacQueen has appraised real estate in 46 U.S. states, Mexico, and Puerto Rico.

 Business Ms. MacQueen joined AAA in 1983. She served as Regional Real Estate Director for the southeastern United States from 1987 to 1992 and as National Director of the Real Estate Valuation Group from 1992 through 1995, when she assumed her current position. Before joining the firm, she was involved in property management for five years and spent an additional five years as an appraiser, consultant, and research analyst.

EDUCATION               Realtors Institute of Virginia
                        Greenbrier College for Women - Liberal Arts

STATE CERTIFICATIONS    State of Arizona, Certified General Real Estate
                        Appraiser, #30987
                        State of Florida, Certified General Appraiser,
                        #RZ0002202
                        State of Georgia, Certified General Real Property
                        Appraiser, #239776
                        State of Minnesota, Certified General Real Property
                        Appraiser,
                        #AP-20144872
                        State of New Mexico, General Certified Appraiser,
                        #001626-G
                        State of Utah, State Certified General Appraiser,
                        #CG00057001

PROFESSIONAL            American Society of Appraisers, Candidate
  AFFILIATIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
COOPER'S POND, TAMPA, FLORIDA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
COOPER'S POND, TAMPA, FLORIDA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.